Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Stevia Corp.

A Development Stage Company

Indianapolis, Indiana

We hereby consent to the use in the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1/A (the “Registration Statement”) of our report dated June 29, 2012, relating to the balance sheet of Stevia Corp., a development stage company, (the “Company”) as of March 31, 2012, and the related statements of operations, stockholder’s deficit and cash flows for the period from April 11, 2011 (inception) through March 31, 2012, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

October 19, 2012